ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Escrow Agreement") is made and entered into as of May 17, 1996 by and among Eltrax Systems, Inc., a Minnesota corporation ("Purchaser"), Howard B. and Ruby Lee Norton (the "Shareholders"), and Norwest Bank Minnesota, National Association, a national banking association, as escrow agent (the "Escrow Agent").

         A. Purchaser, two subsidiaries of Purchaser, Datatech Acquisition Corporation and Rudata Acquisition Corporation ("Acquisition Subs"), Nordata, Inc. and Rudata, Inc. ("Companies") and Shareholders have entered into an Agreement and Plan of Merger dated as of May 14, 1996 (the "Merger Agreement") pursuant to which the Acquisition Subs will merge with and into the Companies, with the Companies to survive the merger as wholly-owned subsidiaries of Purchasers.

         B. Pursuant to the terms of the Merger Agreement, Purchaser is to deposit 450,000 shares of its Common Stock ("Purchaser's Common Stock") with the Escrow Agent (with the certificate for such shares being registered in the name of the Escrow Agent or its nominee) at the Closing, as defined in the Merger Agreement.

         Accordingly, for the purpose of establishing the terms and provisions of escrow for the aforesaid shares and cash, the parties hereto agree as follows:

         1. Escrow Deposit. The Escrow Agent hereby acknowledges receipt of a certificate for 450,000 shares of Purchaser's Common Stock (collectively, the "Escrow Deposit"). The Escrow Agent is directed to hold, deal with and dispose of the Escrow Deposit as hereinafter set forth, and agrees not to commingle the Escrow Deposit with any other securities or funds held by the Escrow Agent. At any time within ten (10) days of receiving a Shareholders' Notice (as defined below), or at any other time on no more than two occasions during each calendar year, Shareholders have the right to jointly notify the Escrow Agent and the Purchaser that Shareholders wish to substitute cash in lieu of shares of Purchaser's Common Stock held as the Escrow Deposit on the basis of $3.00 cash for each one share of Purchaser's Common Stock to be so substituted (the "Substituted Shares"). As soon as practicable upon receipt of such notice and the correct cash amount from Shareholders, the Escrow Agent shall cancel the stock certificate then representing Purchaser's Common Stock as the Escrow Deposit and shall prepare new stock certificates representing the appropriate number of shares of Purchaser's Common Stock. The Escrow Agent shall deliver the certificates representing the Substituted Shares in accordance with the joint instructions of the Shareholders, and will retain as the Escrow Deposit the stock certificates representing the remaining shares of Parent Common Stock together with the cash received for the Substituted Shares pursuant to the terms of this Agreement.

         2. Charges Against Escrow Deposit. The Escrow Deposit has been made for the purpose of securing and providing a nonexclusive source for satisfying the indemnification obligations of Shareholders to Purchaser pursuant to Article 8 of the Merger Agreement. The Escrow Deposit is not intended to limit or defeat the ability of Purchaser to seek indemnification directly from the Shareholders in the event the Escrow Deposit is insufficient in size or terminates or expires before all claims are made or satisfied. In the event that, and from time to time as, Purchaser determines that amounts are chargeable or can be reserved against the Escrow Deposit pursuant to the aforesaid subsections of the Merger Agreement, Purchaser ("Claimant") will provide a notice to the Escrow Agent, in substantially the form attached hereto as Exhibit 1, of such charge or reserve (a "Claim") against the Escrow Fund, stating the amount thereof and a brief description of the facts upon which the claim is based. The Escrow Agent will promptly deliver a copy of such notice to the Shareholders (the "Shareholder's Notice"). Unless it receives prior notice from the Shareholders pursuant to
Section 3 below, the Escrow Agent will deliver to Claimant out of the Escrow Fund that number of shares of Purchaser's Common Stock, valued at $3.00 per share (hereinafter called the "Market Price") (but rounding such amount so as to avoid a fractional share), or, at the option of the Shareholders acting jointly, cash in lieu of that number of Shares of Purchaser's Common Stock (valued at the Market Price) equal to the amount of such Claim, or in the case of a Claim for the establishment of a reserve, the Escrow Agent will establish, by bookkeeping entry, such reserve using the same valuation approach. To the extent that any Claim is paid to Claimant after any record date for any dividend or distribution on the shares held in the Escrow Fund, which record date is after the date of this Agreement, the amount of such dividend(s) or distribution(s) relating to the shares to be transferred to Claimant as aforesaid will also be delivered at the same time. A Claim ultimately paid from a reserve will likewise include such dividends and distributions, determined in the same manner. If only part of a Claim is disputed pursuant to Section 3 below, the Escrow Agent will promptly pay to the Purchaser the undisputed portion of such Claim.

         3. Dispute of Claim Against Escrow Deposit.

                   (a) The Shareholders will have the right to dispute any Claim against the Escrow Deposit within the ten (10) business day period following delivery to the Shareholders of a Shareholder's Notice by delivering to the Escrow Agent written notice in substantially the form attached hereto as Exhibit 2 (an "Objection Notice") that the Shareholders dispute the matter(s) set forth in such Claim notice either with respect to the validity or the amount of the Claim (or both). Such notice will include the basis, with reasonable specificity, of the objection. The Escrow Agent will promptly furnish Purchaser with a copy of any Objection Notice.

                   (b) Upon receipt of an Objection Notice from the Shareholders, the Escrow Agent will set aside in a separate fund (a "Dispute Fund") the number of shares that it would have delivered to Claimant or established as a reserve had such Objection Notice not been received. The Escrow Agent will take no action with respect to the Dispute Fund, except upon receipt of joint written instructions from Purchaser and the Shareholders in substantially the form attached hereto as Exhibit 3. Upon such notice, the Escrow Agent will promptly follow the instructions therein.

                   (c) If the amount necessary to satisfy any Disputed Claim, as ultimately determined via joint written instructions pursuant to Section 3(b) above, is in excess of the amount held in the Dispute Fund with respect thereto, valued at Market Price, an additional amount necessary to satisfy such Claim will be delivered from the Escrow Fund to Claimant, valued at Market Price, together with applicable dividends and distributions, or will be established as a reserve to be administered according to the written instructions, as the case may be.

                   (d) If an Objection Notice is timely delivered by the Shareholders, the objections which are described in such notice will be resolved by arbitration pursuant to Section 9.12 of the Merger Agreement.

         4. Termination; Release of Escrow Fund. The Escrow Fund will terminate on the second anniversary of the date of this Agreement (the "Termination Date"). The Escrow Agent will, on the business day next succeeding the Termination Date, deliver to the Shareholders in accordance with their instructions, the shares of Purchaser's Common Stock and cash remaining in the Escrow Fund (and applicable dividends and distributions) then held by it hereunder, provided, however, that any unpaid amounts with respect to which the Escrow Agent will have been given notice of a Claim (whether or not yet reserved against) on or prior to such date and any amounts then being held in a Dispute Fund (with all claims described in Claims notices received during the last ten
(10) business days ending on and including the Termination Date being deemed to be held in a Dispute Fund) will continue to be held hereunder by the Escrow Agent, and this Escrow Agreement will continue in full force and effect until each existing dispute with respect thereto has been resolved and each contingency applicable to each reserve has been satisfied and joint written instructions are given pursuant to Section 3(b) above (which instructions will include, without limitation, a direction to deliver shares to the Exchange Agent).

         5. Investments; Entitlement to Investment Earnings. All cash deposited in the Escrow Fund and all cash distributions received on the deposited shares will be invested and reinvested by the Escrow Agent in the Norwest Funds, Ready Cash Investment Fund (Institutional Shares). After payment of the fees and disbursements of the Escrow Agent from investment earnings, the balance of such earnings, if any, will be disbursed to the Shareholders at the same time as the final distribution made pursuant to Section 4 above.

         6. Investment of Share Escrow Fund. The Escrow Agent will hold the shares deposited in the Escrow Fund as such and will have no duty with respect to reinvestment thereof, regardless of an increase or a decrease in the market value thereof.

         7. Designated Officers. The Shareholders and Purchaser will from time to time each provide the Escrow Agent with a written notice, which will be signed, in the case of the Shareholders, by the Shareholders, who will be the sole agent of each of the Shareholders and the only person who may act for the Shareholders in connection with this Escrow Agreement, and in the case of Purchaser, by the person, identified below in this section, and will contain (a) the name(s) of any substitute or additional person(s) who are authorized to execute any written notice, instruction or certificate to the Escrow Agent required or permitted by the terms of this Escrow Agreement, and (b) specimen signature(s) of such authorized persons. The initial Shareholders and the initial agent of Purchaser and their respective signatures are set forth below. Each notice, instruction or other certificate required or permitted by the terms hereof will be in writing and will be communicated by registered or certified mail, return receipt requested, or telecopier, to the parties hereto at the respective addresses shown below, or at such other address as any such party may designate by notice given to the other parties:

    (i)  if to the Shareholders, to:         with a copy to:

         Datatech                            Brown and Streza
         27126 Paseo Espada, Suite 1602      7700 Irvine Center Drive, Suite 900
         San Juan Capistrano, CA 92675       Irvine, CA 92718
         Attn:    Howard and Ruby Norton     Attn:    Richard E. Streza, Esq.
         Fax:     714/493-1840               Fax:     714/453-2916

   (ii)  if to Purchaser, to:                with a copy to:

         Eltrax Systems, Inc.                Oppenheimer Wolff & Donnelly
         Rush Lake Business Park             Plaza VII, Suite 3400
         1775 Old Highway 8                  45 South Seventh Street
         St. Paul, MN  55112                 Minneapolis, MN 55402-1609
         Attn:    Mack V. Traynor, III       Attn:    Thomas R. Marek, Esq.
                  Chief Executive Officer    Fax:     612/344-9376
         Fax:     612/633-8372

  (iii)  if to the Escrow Agent, to:

         Norwest Bank Minnesota, National Association
         6th and Marquette
         Minneapolis, MN 55479-0069
         Attn:    Michelle Healy
         Fax:     612/667-9825

All notices, instructions or certificates given hereunder to the Escrow Agent will be deemed delivered and to be effective only upon receipt by the Escrow Agent. All notices given hereunder by the Escrow Agent will be effective and deemed delivered and received three (3) calendar days after mailing by the Escrow Agent. The Escrow Agent is not obligated to take any action with respect to any request or demand of the Shareholders or Purchaser unless in the form required hereunder and properly signed.

         8. Regarding the Escrow Agent. In consideration of the acceptance by the Escrow Agent of its duties hereunder, it is agreed by all parties hereto that:

                   (a) The Escrow Agent's duties and responsibilities will be limited to those expressly set forth in this Escrow Agreement, and it will not be subject to, or obliged to recognize, any other agreement between the parties hereto even though reference thereto may be made herein.

                   (b) The Escrow Agent is authorized, in its reasonable discretion, to disregard any and all notices or instructions given by any of the parties hereto or by any other person, firm or corporation, except only (i) such notices or instructions as are herein specifically provided for, and (ii) orders or process of any court with jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon or under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property is stayed or enjoined by any court order, or in case any order, judgment or decree is made or entered by any court affecting such property or any part thereof, then, and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, judgment or decree it will not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

                   (c) The Escrow Agent will not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith. In taking any action whatsoever hereunder, the Escrow Agent will be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Escrow Agent may consult with counsel in connection with its duties hereunder and will be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. It will also be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine. The Escrow Agent will not be responsible for the sufficiently or accuracy of the form, execution, validity or genuineness of documents now or hereafter deposited hereunder, nor will it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing and delivering or purporting to execute or deliver any such document.

                   (d) If the Escrow Agent believes it to be reasonably necessary to consult with counsel concerning any of its duties in connection with this Escrow Agreement, or in case it becomes involved in litigation on account of being Escrow Agent hereunder or on account of having received property subject hereto, then in either case, the Escrow Agent's costs, expenses, and reasonable attorneys' fees will be paid as set forth in subparagraph (e).

                   (e) The Escrow Agent will be entitled to a $1,000 acceptance fee and a $1,000 annual administration fee, which two amounts, plus all reasonable expenses of the Escrow Agent as shown on Exhibit 4 hereof, will be invoiced to and paid by Purchaser to the extent there are not sufficient investment earnings to apply for the purpose of making such payment, which application Purchaser and Shareholders hereby authorize.

                   (f) The Escrow Agent may at any time resign by giving thirty days written notice of resignation to Purchaser and to Shareholders. In such event Purchaser and the Shareholders will appoint a successor escrow agent to be effective on the effective date of the aforesaid resignation. All right, title and interest to the Escrow Deposit and to the dividends and distributions and the investment earnings with respect thereto will be transferred to the successor agent and this Escrow Agreement will be assigned to such successor, and the resigning Escrow Agent will thereupon be released from further obligations hereunder.

         9. Governing Agreement; Amendments. The Escrow Agent hereby acknowledges receipt of a copy of the Merger Agreement, but except for reference thereto for definitions of certain words and terms not defined herein, the Escrow Agent is not charged with any duty or obligation arising under the Merger Agreement and the responsibilities and duties of the Escrow Agent will be governed by this Escrow Agreement. As between the Escrow Agent, on the one hand, and the other parties hereto, on the other hand, this Escrow Agreement constitutes the entire agreement with respect to the subject matter herein. As between the other parties hereto, this Escrow Agreement will govern to the extent of any conflict between it and the Merger Agreement or any other agreement or writing. No change in, addition to, or waiver of the terms and conditions hereof will be binding upon any of the parties hereto unless approved in writing by the other parties hereto.

         10. Binding Effect. This Escrow Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives. Except with respect to such successions contemplated in the Merger Agreement, or otherwise as contemplated in this Escrow Agreement, no party hereto may assign any of its rights, interests or obligations hereunder.

         11. Applicable Law. This Escrow Agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

         12. Counterparts and Definitions. This Escrow Agreement may be executed in one or more counterparts, each of which is an original but all of which together will constitute one and the same instrument. Terms not otherwise defined herein will have the meaning given to them in the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed.

PURCHASER:                         ESCROW AGENT:

Eltrax Systems, Inc.               Norwest Bank Minnesota, National Association,
                                      as Escrow Agent


By: /s/                            By: /s/
    Title:                             Title:

                                   SHAREHOLDERS:


                                               /s/
                                               Howard B. Norton


                                               /s/
                                               Ruby Lee Norton




                                                                     [date]

                                     FORM OF
                          NOTICE OF CLAIM FOR INDEMNITY


Norwest Bank Minnesota, National Association,
 as Escrow Agent
6th and Marquestte
Minneapolis, MN 55479-0069

Attn:  Michelle Healy

       Re:      [identify Escrow Agreement]

         In accordance with the referenced Escrow Agreement, you are hereby instructed to pay to the Purchaser the amount of $____________ by reason of the following claim:

         This claim is based on the following facts:

         [stating the amount thereof and a statement of the facts constituting the basis of the claim and including copies of all information and documentation relating to the claim (including invoices and bills substantiating the Claim amount to the extent such exist)]

         You hereby are directed to furnish a copy of this Notice to Shareholders.


                                            [Purchaser]


                                       By
                                          Title:





                                                              [Escrow Exhibit 2]

                                                                   [date]


                                     FORM OF
                                OBJECTION NOTICE


Norwest Bank Minnesota, National Association,
 as Escrow Agent
6th and Marquestte
Minneapolis, MN 55479-0069

Attn:  Michelle Healy

       Re:      [Identify Escrow Agreement]

         You hereby are notified that Shareholders dispute the Claim for Indemnity set out in the Notice of Claim for Indemnity of Purchaser dated ____________ ("Claim"). The basis for disputing such Claims is:

         [insert a paragraph stating with reasonable specificity the basis for the objection and the amount in dispute and not in dispute, if any]

         You hereby are directed to furnish a copy of this Objection Notice to Purchaser.


                                           SHAREHOLDERS




                                                            [Escrow Exhibit 3]

                                                                  [date]


                                     FORM OF
                    JOINT INSTRUCTIONS FOR DISPUTE RESOLUTION



Norwest Bank Minnesota, National Association,
 as Escrow Agent
6th and Marquestte
Minneapolis, MN 55479-0069

Attn:  Michelle Healy


       Re:      [Identify Escrow Agreement]

         You hereby are authorized and instructed to take the following action with respect to the Dispute Fund that was created by reason of Purchaser's Notice of Claim Indemnity dated ______________ and Shareholders' Objection Notice dated ____________ Objection Notice dated ____________:


         [instructions for treatment of the Dispute Fund]

         [describe any applicable arbitration award]



                                                [Purchaser]


                                                By:
                                                    Title



                                                SHAREHOLDERS